UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2021

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive
Durango, Colorado 81303
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (970) 259-0554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RMCF	Nasdaq Global Market
Preferred Stock Purchase Rights	RMCF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Bryan J. Merryman agreed to voluntarily step down as President and Chief Executive Officer (“CEO”) of Rocky Mountain Chocolate Factory, Inc. (the “Company”) upon the hiring of a new President and CEO for the Company. The Company is actively engaged in the search for a new CEO to succeed Mr. Merryman who will continue until such time in the capacity of interim CEO.

In connection therewith, the Company and Mr. Merryman entered into a letter agreement dated November 8, 2021 (the “Letter Agreement”), effective November 3, 2021 (the “Effective Date”), amending that certain Second Restated Employment Agreement, dated as of February 26, 2019, by and between the Company and Mr. Merryman (the “Current Employment Agreement”). Pursuant to the Letter Agreement, among other things, Mr. Merryman will (i) continue as Chief Financial Officer of the Company, and (ii) until the Company hires a new President and CEO, as the interim President and CEO of the Company. Except as specifically set forth in the Letter Agreement, all the terms and provisions of the Current Employment Agreement remain unmodified and in full force and effect. In addition, on November 3, 2021, the Compensation Committee of the Board of Directors of the Company (the “Board”) recommended, and the Board unanimously approved, the acceleration of vesting of approximately 66,667 unvested restricted stock units previously granted to Mr. Merryman, such that the restricted stock units are fully vested as of November 3, 2021 (the “RSU Acceleration”).

The Compensation Committee recommended, and the Board unanimously approved, the RSU Acceleration and the Letter Agreement because each believes that the RSU Acceleration and the Letter Agreement are in the best interest of the Company and its stockholders due to (i) Mr. Merryman’s leadership and deep institutional knowledge being critical to the Company’s Board, leadership and strategy transition, and (ii) the strong financial management skills and value that Mr. Merryman brings to the Company in his continued role as Chief Financial Officer. In addition, the Compensation Committee and the Board believe that the retention of Mr. Merryman is vital during this transition period for ongoing operations and employee morale, and that his retention sends an important positive signal to the Company’s employees, many of whom have worked with Mr. Merryman for over two decades.

Pursuant to the Letter Agreement, if Mr. Merryman’s employment terminates for any reason following the Effective Date, he will be entitled to the following payments:

●	accrued base salary, expense reimbursements and other benefits that remain unpaid as of the date of termination;

●	a cash termination payment in an amount equal $1,326,813, plus any interest or other earnings on such amount while held in trust (as described below);

●
a lump sum cash payment in the amount of $18,000, which represents the estimated cost to Mr. Merryman of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his continuation (COBRA) rights, plus any interest or other earnings on such amount while held in trust (as described below); and

●	the reimbursement of outplacement services during a two-year period following Mr. Merryman’s termination of employment.

The Compensation Committee and the Board determined that Mr. Merryman would be entitled to all of the foregoing amounts under his Current Employment Agreement if he were to resign at this time, and the Compensation Committee and the Board determined that it would be detrimental to the Company if Mr. Merryman were to leave under those circumstances. The Letter Agreement provides Mr. Merryman with the amounts that he otherwise would have been entitled to receive if he resigned at this time, while retaining him for continued service as Chief Financial Officer. The Company has agreed to use commercially reasonable efforts to establish a rabbi trust as soon as practicable after the Effective Date with an outside third-party trustee, and contribute into the trust account approximately $1.3 million, which represents the termination payment and the cash payment for insurance coverage to be paid to Mr. Merryman upon the termination of his employment in accordance with the payment schedule under the Current Employment Agreement.

In addition to the termination payments and benefits described above, consistent with the Current Employment Agreement, upon termination of Mr. Merryman’s employment due to death or disability, he will be eligible to receive any bonus to which he would have been entitled for the bonus period if he were still employed on the last day of such bonus period.

Mr. Merryman is also entitled to a Section 280G gross-up payment in accordance with the Current Employment Agreement in the event a determination is made that a change in control event under Section 280G of the Internal Revenue Code occurred prior to November 3, 2021, and Mr. Merryman incurs an excise tax as a result of any payments or distributions by the Company to or for the benefit of Mr. Merryman in connection with that change in control event.

Finally, the provision in the Current Employment Agreement regarding a consulting agreement is preserved until the first anniversary of the Effective Date (the “Consulting Period Expiration Date”), such that the Board may request that Mr. Merryman enter into the Consulting Agreement (as defined in the Current Employment Agreement) in the event he were to terminate his employment for any reason prior to the Consulting Period Expiration Date, subject to a decrease in the consulting term and compensation if Mr. Merryman were to terminate his employment after the six-month anniversary of the Effective Date and prior to Consulting Period Expiration Date.

The foregoing description of the Letter Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated November 8, 2021, between Rocky Mountain Chocolate Factory, Inc. and Bryan J. Merryman.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Date: November 9, 2021	By:	/s/ Bryan J. Merryman
	Name:	Bryan J. Merryman
	Title:	Interim President and Chief Executive Officer, and Chief Financial Officer